Exhibit 10.6

HSBC

For client record

Commercial Banking – GTRF Receivables Finance Division
(CARM 230808 / 230714 & CM 230629)

CONFIDENTIAL

THE DIRECTORS
E I L COMPANY LIMITED
FLAT A 17/F MAI WAH IND BLDG
1-7 WAH SING STREET
KWAI CHUNG
NEW TERRITORIES

5 September 2023

Dear Sirs

Offer Letter - Invoice Discounting / Factoring Agreement

With reference to our recent discussions, we (the "**Bank**") are pleased to advise that we have reviewed and revised the debts purchase services provided to you (the "**Client**").

We offer to continue to provide you with the debts purchase services on the terms and subject to conditions set out in this letter as well as the Invoice Discounting / Factoring Agreement between you and us (incorporating, amongst other things, our Standard Conditions For Invoice Discounting / Factoring ("**Standard Conditions**") (together constituting the "**Invoice Discounting / Factoring Agreement**")). These services are subject to review at any time and, in any event by 15 July 2024.

This is the Offer Letter referred to in the Invoice Discounting / Factoring Agreement between you and us. An expression used in this letter shall have the meaning given to it in the Invoice Discounting / Factoring Agreement, if such expression appears there.

A. SERVICES OFFERED BY THE BANK

* Credit Management - we provide services in respect of the collection of Debts and/or maintenance of a sales ledger in the manner from time to time determined by the Bank.

* Debts shall be purchased on an undisclosed basis as set out in Section E below.

* Debts are purchased on a With Recourse basis.

* Finance - we may give you the benefit of Prepayments.

The Hongkong and Shanghai Banking Corporation Limited
Commercial Banking Hong Kong
GTRF Receivables Finance Division
5/F, HSBC Building MongKok, 673 Nathan Road, MongKok, Kowloon
SWIFT: HSBCHKHH
Web Site : www.hsbc.com.hk

B. BASIC TERMS OF FINANCE SERVICE

1.	Funds In Use Limit (FIU Limit):	USD3,800,000.- *or its equivalent * To be applicable for Receivables Backed Trade Financing ("RF Express") under undisclosed basis and With Recourse arrangement
2.	Discounting Charge (on Funds In Use):	In respect of each day on which the rate for Discounting Charge is to be determined, such rate to be:- At 2.15% per annum over USD Reference Rate (for USD) on such day. For details of benchmark rates, please refer to the attached Appendix.
3.	Prepayment Percentage / Funding Limit:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.
4.	Concentration Percentage:	10%.
5.	Eligible Debt Grace Period:	30 days, unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

C. BASIC TERMS OF CREDIT PROTECTION SERVICE

1.	Credit Cover Percentage(s) / Credit Cover Limit(s) / Credit Protection Events:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.
2.	First Loss:	Nil

We may in our own name take out credit insurance and/or appoint Correspondent Factor(s) to collect payment of the Debts.

D. BASIC TERMS APPLICABLE TO ALL SERVICES

1.	Customer(s):	To be approved by the Bank from time to time and as advised by the Bank to the Client.
2.	Service Charge:	HKD8,000.- flat on monthly basis.
3.	Maximum Terms of Payment:	180 days unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

D. BASIC TERMS APPLICABLE TO ALL SERVICES (CONT'D)

4. Maximum Invoicing Period: 30 days after the date of delivery of the Goods unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

5. Audit fee: HKD2,500.- each audit. (as per Bank's standard tariff)

6. Subject to the terms and conditions between you and us regarding the use of eReceivablesFinance ("**eRF**") on HSBC*net*, you may Notify any Debt together with related invoice to us via the eRF platform.

E. NOTICE OF ASSIGNMENT FOR DEBTS AND COLLECTION

1. Except as otherwise determined by us, the Debts of all Customers will be purchased by us on an undisclosed basis (that is, without initially requiring the despatch of the notice of assignment of the Debts). But we shall have the right at any time to give notices of assignment in respect of the Debts or require you to give such notices in accordance with other provisions of the Invoice Discounting / Factoring Agreement.

2. For purchase of Debt(s) on an undisclosed basis, we will purchase such Debts without requiring a notice of assignment to be sent to the relevant Customer(s). The Debts shall be collected and paid into the designated account maintained by you with us. The designated account for collection of the Debts is 741-009583-274 and 741-009583-292.

   However, we have the overriding right at any time after the purchase of any Debt to require a notice of assignment to be sent to the relevant Customer(s). In such event, those Debts shall be paid directly to us.

3. You shall ensure that the designated account shall be used solely for the purpose of collection of Debts, and you hold the designated account (and monies in the account) as trustee for us. All monies in the designated account belong to us and we are entitled to deal with and otherwise dispose of the monies as we think appropriate. Please note that we will collect the amount of 1 dollar in HKD or other foreign currency if applicable for opening of the designated account and keep it as a deposit for the designated account by charging your account 112-229034-838 upon your signing of this letter. The designated account will be closed when the Invoice Discounting / Factoring Agreement is terminated and any monies in the designated account at the time of closing will belong to us.

F. DOCUMENTS REQUIRED

1. You shall provide us with the following documents in each case in the form and substance satisfactory to us:-

   (a) all security documents and other documents referred to in Section G below; and

   (b) such other documents, terms or evidence that we may require from time to time.

F. DOCUMENTS REQUIRED (CONT'D)

2. The following supporting documents are required in relation to each Debt:-

   (a) A copy of the invoice; and

   (b) Evidence of Delivery of the Goods satisfactory to us.

   You shall also provide us with an undated notice of assignment for the Debts of each relevant Customer in the Bank's approved form duly signed by you.

3. If we agree, you may provide us with the lists of the Debts (which shall include the names of Customers, invoices numbers, invoices amounts, due dates of the Debts as well as such other information as required by us) in lieu of the copies of the invoices in respect of the Debts. Notwithstanding this, you shall at any time, upon request by us, promptly provide us with the copies of the invoices evidencing the Debts.

G. SECURITY AND OTHER DOCUMENTATION

As security for your obligations and liabilities to us under, inter alia, this letter and the Invoice Discounting / Factoring Agreement, we are holding the following:-

1. The Invoice Discounting / Factoring Agreement executed by you under seal supported by Board Minutes both dated 12 April 2018.

2. A Registered Assignment of Receivables and Charge Over Proceeds – Specific Arrangement in name of your company placed with us together with a Minutes of Meeting both dated 12 April 2018.

In addition, we will require to hold:-

3. An "All Monies" Legal Charge over the property at Apartment No.17, 36th Floor, Celestial Heights, No. 80 Sheung Shing Street, Kowloon with Kong Wai On Ronnie as the mortgagor(s) (the 'Mortgagor') and with E I L Company Limited as the borrower(s) (the 'Borrower'), that is to say a mortgage to secure "all monies" in respect of general banking facilities owing from time to time including future advances, with an unlimited covenant to pay on the part of the Mortgagor and the Borrower. This property which is currently held by us to secure both general banking facilities and debts purchase services extended to your company.

   For details of insurance arrangements, please refer to our general banking facility letter to E I L Company Limited.

G. SECURITY AND OTHER DOCUMENTATION (CONT'D)

4. An "All Monies" Legal Charge over the property at Unit E (including Balcony and Utility Platform thereof), 12th Floor, LA Salle Residence, No.6 La Salle Road, Kowloon with Lam Ying as the mortgagor(s) (the 'Mortgagor') and with E I L Company Limited as the borrower(s) (the 'Borrower'), that is to say a mortgage to secure "all monies" in respect of general banking facilities owing from time to time including future advances, with an unlimited covenant to pay on the part of the Mortgagor and the Borrower. This property which is currently held by us to secure both general banking facilities and debts purchase services extended to your company.

   For details of insurance arrangements, please refer to our general banking facility letter to E I L Company Limited

5. A Registered Assignment over the HSBC Jade Global Generations Universal Life Insurance Plan in name of E I L Company Limited covering Kong Wai On Ronnie with sum insured of USD2,988,440.-, together with 'Consent Form', 'Assignment of Life Insurance', 'Form of Notice', Acknowledgement and supporting Board Resolution both dated 24 April 2023 which is currently held by us to secure both general banking facilities and debts purchase services extended to your company.

   As the Borrower(s) may be aware, the Bank requires the amount of outstanding under banking facilities as a ratio of the securities in respect of such facilities to be not greater than 90%. If such ratio is not maintained, the Bank may exercise its overriding right of suspension, withdrawal, repayment on demand, or the right to call for cash cover or top-up security on demand for prospective and contingent liabilities. Additional cash cover and/or top-up security must be provided immediately in accordance with any notice or call for cash and/or top-up security which the Bank may make from time to time.

6. A Registered Charge over Securities and Deposits (Limited Amount up to HKD8,000,000.-) granted by your company together with board resolution both dated 25 September 2017. This security which is currently held by us to secure both general banking facilities and debts purchase services extended to your company.

   The Bank has sole discretion to determine whether and to what extent any charged securities granted in favour of the Bank shall be relied upon when it sets or reviews the limit for the facilities. For the avoidance of doubt, the Bank is not obliged to take into account the value of any charged securities when deciding the limit of the facilities. "Securities" means (i) all stocks, shares, securities, debentures, bonds, notes, options, warrants, funds, unit trusts, certificates of deposit, money market instruments, other equity, debt and financial instruments of any kind, (ii) all dividends, interest, distributions and other moneys derived therefrom and (iii) all accretions, allotments, and other benefits accruing or arising in respect thereof.

   Certain capital in nature instruments such as bonds issued by HSBC and its subsidiaries are excluded from the scope of charged securities.

   A charge over your company's deposit(s) for HKD8,063,393.92 or its equivalent in other foreign currencies plus accrued interest placed with the Bank.

   In the event of the value of the foreign currency deposit charged to us falling below the required level and upon our request, you should immediately pledge to us additional security acceptable to us to bring the value back to the threshold.

G. SECURITY AND OTHER DOCUMENTATION (CONT'D)

7. A Registered Charge over Securities and Deposits (Limited Amount up to HKD6,000,000.-) granted by your company together with board resolution both dated 12 April 2018. This security which is currently held by us to secure both general banking facilities and debts purchase services extended to your company.

   The Bank has sole discretion to determine whether and to what extent any charged securities granted in favour of the Bank shall be relied upon when it sets or reviews the limit for the facilities. For the avoidance of doubt, the Bank is not obliged to take into account the value of any charged securities when deciding the limit of the facilities. "Securities" means (i) all stocks, shares, securities, debentures, bonds, notes, options, warrants, funds, unit trusts, certificates of deposit, money market instruments, other equity, debt and financial instruments of any kind, (ii) all dividends, interest, distributions and other moneys derived therefrom and (iii) all accretions, allotments, and other benefits accruing or arising in respect thereof.

   Certain capital in nature instruments such as bonds issued by HSBC and its subsidiaries are excluded from the scope of charged securities.

   A charge over your company's deposit(s) for HKD6,048,781.12 or its equivalent in other foreign currencies plus accrued interest placed with the Bank.

   In the event of the value of the foreign currency deposit charged to us falling below the required level and upon our request, you should immediately pledge to us additional security acceptable to us to bring the value back to the threshold.

8. A Guarantee (unlimited amount) dated 21 September 2017 from Kong Wai On Ronnie which is currently held by us to secure both general banking facilities and debts purchase services extended to your company.

   To comply with the Code of Banking Practice and guidance given by the Courts, the Bank needs to obtain your consent before it can provide a copy or summary of the facility, or information on your outstanding liabilities to the Bank, to any guarantor or other third party providing security (the "**Surety**") or to the Surety's advisors. In addition, if the Bank is obliged to make any formal demand for repayment because you have failed to settle an amount due following our customary reminder, the Bank will also need to provide the Surety with a copy of its demand letter. Whether or not the Bank has made the demand, the Bank will also need to provide the Surety with a copy of the latest statement of account and/or to give the Surety details of your outstanding liabilities to the Bank, whether actual or contingent. By accepting this letter, you are deemed to have consented to the Bank providing any of the aforesaid documents or information to the Surety, to the Surety's solicitors and other professional advisers. Please note that if this consent is not given, the Bank will be unable to proceed with the transaction.

H. SPECIAL TERMS

1. The Client's compliance or otherwise with the condition(s) precedent, representations, warranties, undertakings or further conditions (as the case may be) will not in any way prejudice or affect the Bank's right to suspend, withdraw or determine the whole or any part of the debts purchase services made available to you, the Bank's sole and absolute discretion to provide Prepayment or demand repayment from you.

2. No request for any Prepayment shall be submitted prior to the satisfaction of the conditions and receipt of the documents set out in Section F (Documents Required) and Section G (Security and Other Documentation).

3. CONFIRMATION OF SURETY(IES)
Lam Ying and Kong Wai On Ronnie (the Surety(ies)) confirm(s) by countersigning this letter that his / her security remains in full force and effect and continues to secure the indebtedness referred to in this letter and all other agreement(s) between the Bank and the Borrower. Furthermore, such liability under the security will not be discharged or affected by the Bank extending, increasing, renewing, or otherwise varying the indebtedness referred to in this letter or any other agreement(s) between the Bank and the Borrower or by any other act, omission or circumstance which might discharge the Surety(ies) to any extent.

4. The Banking (Exposure Limits) Rules (Cap. 155S) and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to HSBC Group. In accepting this letter, you should, to the best of your knowledge, advise the Bank whether you are in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that you are not so related or connected. The Bank would also ask, that you become aware that you become so related or connected in future, that you immediately advise the Bank in writing. You may refer to the reference page for information on whether you may be considered as related or connected to the HSBC Group.

5. Without prejudicing our rights under other agreements with you, we are entitled to provide any information relating to any of your accounts with us and any debts purchase services or facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

6. Please note that our standard service charges are stipulated in the Bank's Tariff which is accessible at https://www.business.hsbc.com.hk/tariffs. We will provide you with a hard copy of the Tariff at your request.

7. This letter, and any non-contractual obligations arising out of or in connection to this letter, shall be governed by and construed in accordance with the laws of Hong Kong.

8. No person other than you and us will have any right under the Contracts (Rights of Third Parties) Ordinance to enforce or enjoy the benefit of any of the provisions of this letter.

9. We reserve our right to conduct an audit and debt verification at your office on an annually basis to check and verify accounts and records relating to the Debts.

10. You shall promptly, upon demand, pay us the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by us in connection with the negotiation, preparation and execution of this letter, Invoice Discounting / Factoring Agreement, security documents and any documentation relating thereto.

H. SPECIAL TERMS (CONT'D)

11. In the event from time to time that the actual amount of Prepayment (as defined in the Invoice Discounting/ Factoring Agreement) exceeds the Availability, we may, at our sole and absolute discretion, debit such excess amount from your account(s) maintained with us.

12. Properly signed blank-dated notification letters (format and wording to be supplied by us) addressed to new factored customer(s) shall be prepared under your company's letterhead and returned to us for safe keeping.

13. Designated Account in name of the Client (controlled by HSBC) are opened for the purpose of Customers' payments. A grace period of 120 days from first debt assignment of individual factored buyer shall be allowed for Customers to switch payments from their usual payment account to this designated account. Should payments be received by the Client into other accounts, the Client shall remit such funds to HSBC within 5 days of receipt.

14. Any payment and/or prepayment of the Purchase Price under or pursuant to the Invoice Discounting / Factoring Agreement shall, at our discretion, first be applied to pay and settle all sums of money, obligations and liabilities due or owing by you to the Bank due within 15 days in respect of any account whatsoever between you and the Bank (including, but without limitation, all moneys and liabilities owing by you in respect of the Invoice Discounting / Factoring Agreement, all general banking facilities and any other advances and facilities granted by the Bank to you and all interest thereon).

15. 25%/50% of Fund-In-Use Limit will be available when utilization is lower than 25%/50% of Fund-In-Use Limit respectively.

16. You are required to submit the Borrowing Base Certificate together with aging report on account receivables due from approved factored Customers twice in a month.

17. Prepayment will rollover twice in a month as per Borrowing Base Certificate together with aging report on account receivables due from approved factored Customers twice in a month.

18. You are required to submit Purchase Offer, Invoice and Proof of Delivery when conducting periodic sample check on quarterly basis.

19. To allow draw funding in USD as per currency of Account Receivables aging report.

20. You, E I L Company Limited, hereby undertakes:-

    (1) Not declare over 50% of its Net Profit after Tax as dividends without our consent.

    (2) Maintain at least 50% of Operating Account with us at all times.

    (3) To provide Stock Aging Semi-annually and debtor aging on a Quarterly basis

H. SPECIAL TERMS (CONT'D)

(4) Negative Pledge

(a) without prejudice to any other undertakings on the part of the Borrower(s), the Borrower(s) shall not, and shall procure that none of the Borrower(s)'s subsidiaries shall, without the Bank's prior written consent:

(i) create or attempt to create or permit to subsist any mortgage, debenture, charge, pledge, lien or other encumbrance upon, or permit any lien or other encumbrance (save a lien arising by operation of law in the ordinary course of trading) to arise on or affect, the whole or any part of the Borrower(s)'s or the Borrower(s)'s respective undertaking, property, assets and rights other than pledges created over goods and / or services acquired pursuant to documentary credits opened in the ordinary course of trading for the purpose of financing the acquisition or provision of goods and services; or

(ii) part with, assign, transfer, sell or dispose of or attempt or agree to part with, assign, transfer, sell or dispose of the whole or any part of the Borrower(s)'s or the Borrower(s)'s respective undertaking, property, assets and rights except by way of sale at full value in the usual and ordinary course of trading as now conducted and for the purpose of carrying on the relevant business or

(iii) grant, issue or extend any guarantee or indemnity or enter into any other form of contractual undertaking or arrangement of similar effect in respect of any indebtedness or obligations, actual or contingent, of any other person whatsoever except in the usual and ordinary course of trading as now conducted by the Borrower(s) and the Borrower(s)'s subsidiaries and for the purpose of the carrying on by the Borrower(s) or the relevant subsidiary of the Borrower(s) or its business

(b) The Borrower(s) shall, and shall procure that the Borrower(s)'s subsidiaries will, from time to time upon the Bank's request, provide the Bank with a written confirmation of compliance with the terms of the undertakings set out in item (a) above.

(c) The Borrower(s) further authorise the Bank, in our absolute discretion, at any time and from time to time to notify any other creditors of the Borrower(s) and / or creditor of any of the Borrower(s)'s subsidiaries of the terms of the undertakings set out in item (a) above in the event that the Bank receive notice of any proposed arrangement between such creditors and the Borrower(s) and / or any of the Borrower(s)'s subsidiaries which, if implemented, would or might be in breach of such undertakings'.

A review fee of HKD15,000.- will be charged to the debit of your account upon receipt of your acceptance to this offer letter.

Please arrange for your authorised signatories to sign and return to us the duplicate copy of this letter with Appendix to signify your understanding and acceptance of the terms and conditions under which debts purchase services are offered.

We have shared and discussed with you the relevant risk disclosure document(s) about the demise of or possible changes to certain interest rate benchmarks (such as LIBOR). By signing this letter, you acknowledge that you understand the implications and risks of the changes referred to in the relevant risk disclosure document(s). We enclose a copy of the relevant risk disclosure document(s) again for your easy reference.

The terms in this letter will remain open for acceptance until the close of business on 26 September 2023 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully
For and on behalf of
The Hongkong and Shanghai Banking Corporation Limited

p.p.

Miranda Wong
Senior Vice President
/xm

Encl.

E I L COMPANY LIMITED

We agree to and accept all the terms and conditions set out above. We hereby confirm that our request for the debt purchase services stated in this letter was not referred by any intermediary. We understand that the Bank does not appoint any third parties to handle credit applications from small and medium-sized enterprises.

For and on behalf of
E I L Company Limited

____
Name:
Title:

Date:

CONFIRMATION OF SURETY(IES)

____
Name of Surety(ies) : LAM YING
Date :

CONFIRMATION OF SURETY(IES)

____
Name of Surety(ies) : KONG WAI ON RONNIE
Date :

APPENDIX : DETAILS OF BENCHMARK RATES

Benchmark	Applicable Currency	Definition of Benchmark
USD Reference Rate (Simple SOFR)	**USD**	**"Banking Day"** means a day other than: (a) a Saturday or Sunday in the State of New York; and (b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in US Government securities. **"Central Bank Rate"** means (a) the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or (b) if that target is not a single figure the arithmetic mean of: (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York; and (ii) the lower bound of that target range. A reference to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate. **"Central Bank Rate Adjustment"** means, in relation to any Banking Day, the mean of the spreads (expressed as a percentage rate per annum) over the five most immediately preceding Banking Days for which the SOFR Screen Rate has been published of: (a) the SOFR Screen Rate for that Banking Day; and (b) the Central Bank Rate prevailing at close of business on that Banking Day, as calculated by the Bank excluding the highest spread (and, if there is more than one highest spread, only one of those highest spreads) and lowest spread (or, if there is more than one lowest spread, only one of those lowest spreads). **"Daily Rate"** means in relation to any Banking Day: (a) the SOFR Screen Rate for that Banking Day; or (b) if the SOFR Screen Rate is not available for that Banking Day, the percentage rate per annum which is the aggregate of: (i) the Central Bank Rate prevailing on that Banking Day as determined by the Bank; and (ii) the applicable Central Bank Rate Adjustment, rounded in either case to two decimal places (with 0.005 being rounded upwards) and if in either case of (a) or (b)

		the aggregate of that rate is less than zero, the Daily Rate shall be deemed to be zero. **"SOFR Screen Rate"** means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate). **"SOFR Simple Reference Rate"** means in relation to any Banking Day, the percentage rate per annum which is the Daily Rate for the Banking Day prior to that Banking Day. "**USD Reference Rate**" means in relation to any day on which the rate for the Discounting Charge is to be determined, the SOFR Simple Reference Rate for that day and if that day is not a Banking Day, the rate for the Discounting Charge for that day will be the percentage rate per annum applicable to the immediately preceding Banking Day.

Reference Page
(This is for your reference only and are not intended to be contractual terms. You may also access the Banking (Exposure Limits) Rules at https://www.elegislation.gov.hk/hk/cap155S*)*

The Client may be considered as related or connected to the HSBC Group if you/it are/is:

a) a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

b) a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

c) a firm, partnership or non-listed company in which a member of HSBC Group or any of the following entities is interested as director, partner, manager or agent:

   (i) a controller, minority shareholder controller or director of a member of the HSBC Group;

   (ii) a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or

d) a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entitles is a guarantor of the facility:

   (i) a controller, minority shareholder controller or director of a member of the HSBC Group;

   (ii) a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.

Relevant definitions

1) A person has "**control**" if such person is:

   (A) an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or

   (B) a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary,

   and "**controller**" means either an "**indirect controller**" or a "**majority shareholder controller**".

2) "**employee**" includes permanent full time, permanent part-time, fixed-term full time, fixed-term part-time staff and international assignees.

3) "**HSBC Group**" means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

4) "**minority shareholder controller**" in relation to a company, means any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

5) "**relative**" in relation to a natural person, means the following:

(A) a parent, grandparent or great grandparent;

(B) a step-parent or adoptive parent;

(C) a brother or sister;

(D) the spouse;

(E) if the person is a party to a union of concubinage—the other party of the union;

(F) a cohabitee;

(G) a parent, step-parent or adoptive parent of a spouse;

(H) a brother or sister of a spouse;

(I) a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or

(J) a grandson, granddaughter, great grandson or great granddaughter.

Interest Rate Benchmarks

Risk Disclosure for RFR and Term RFR Facilities

The following is provided for general information only and is not exhaustive. You should conduct your own independent research and analysis regarding the risks involved in conjunction with your legal, tax, accountancy and other advisers. HSBC does not provide any advice or recommendation.

Why are we sending this to you?

You are considering a product based on a "Risk Free Rate" also known as "Near Risk-Free Rates" (**RFRs**). We want to give you some information about certain risks related to RFRs and also the Term versions of RFRs known as "Term RFRs".

Please refer to our website and HSBC's Client Guides and Factsheets for information on the background to the development of RFRs and how they are calculated.

Risk Free Rates

The RFR interest rate benchmarks for the LIBOR currencies are set out in the table below:

Currency	RFR Benchmark
USD	SOFR
GBP	SONIA
JPY	TONA
EUR	€STR
CHF	SARON

These RFRs are backward looking overnight rates based on market transactions and reflect the average of the interest rates that certain financial institutions pay to borrow overnight on an unsecured basis from wholesale market participants (for unsecured RFRs, such as SONIA) or the average rate paid on secured overnight repurchase or "repo" transactions (for secured RFRs, such as SOFR).

RFRs do not include or imply any credit or term premium. However, RFRs are not truly free of risk. RFRs can rise or fall as a result of changing economic conditions and central bank policy decisions.

Daily RFRs

Where your facility references a daily RFR it is important to note:

- interest can only be determined at the end of an interest period based on the series of overnight rates over that interest period. It is not possible to know the exact amount of interest payable for an interest period in advance;
- a lookback or lag mechanism is typically used to be able to calculate interest due a few days in advance of the interest payment date;
- trade facilities using daily RFRs in arrears do not generally use a lookback or lag with the result that the exact amount of interest due may only be known on the due date of the facility, when (in most cases) it would be debited from the relevant account;
- RFR daily rates may fluctuate and the interest amount due is based on the average of the daily rates over the relevant interest period.

Term RFRs

Where your facility references a Term RFR it is important to note:

- these are constructed from derivative contracts (typically swaps or futures) on the overnight RFR, representing future rate expectations of the overnight RFR;
- the quality and stability of term RFR's is therefore a function of derivative market liquidity and so are different to the overnight RFRs and pose additional risks in their use, representativeness and potentially their availability;
- if these derivative markets on which term RFRs are typically based are not consistently as large as overnight wholesale lending markets, those term RFR's may not be as robust as daily RFRs;
- Term RFRs might be affected by a spike in derivative prices on the particular day the rate is taken with this rate being fixed and used to calculate interest for each day in the interest period. When using overnight RFRs on the other hand, daily rates are typically averaged over the number of calendar days in the interest period meaning any one-day spike in RFR rates

would have a significantly smaller impact on interest calculated;

- The performance of Term RFRs have not yet been (stress) tested in a period of market stress and therefore their behaviour in these circumstances is unknown at present;
- There is a risk that Term RFRs may not be available or allowed for all your required borrowing currencies and this should be considered if convention alignment across currencies is important to you.

<u>RFRs generally</u>

- the manner of adoption, calculation and application of RFRs in loan facilities and/or trade facilities may differ compared with the application, calculation and adoption of RFRs in other markets, such as the bond and derivatives markets;
- using a RFR where interest is calculated using one calculation methodology (e.g. RFR compounded in arrears), could mean that amounts payable are lower or higher than using an alternative interest rate benchmark or a RFR calculated using a different methodology (e.g. forward looking term RFR);
- if you have a multi-currency facility with us or a combination of products, you may find that they use different interest rate benchmarks for calculating interest and the methodologies and conventions for each will differ. You should consider the impact this may have on you from an operational perspective;
- interest rate calculation conventions for RFR and Term RFR will likely require your internal treasury, accounting and payment systems to be enhanced in order for you to manage the servicing of these products in an accurate, efficient and timely manner;
- future changes to market practice or conventions relating to the use of RFRs in loan and/or trade facilities could potentially be adverse to your interests, require you to make changes to the documentation you have executed with us or to other administrative and operational changes you have already made. These further changes could result in you incurring additional costs.

<u>Fallbacks</u>

Your RFR facility may include contractual fallbacks to apply should the rate be temporarily unavailable or become permanently unavailable if it ceases to be representative or withdrawn from publication in the future.

The operation of these fallback provisions might result in changes to the amounts payable under your facility which might be lower or higher than would have been payable had the original rate applied and might operate in a different way to the original rate.

<u>Hedging Considerations</u>

It is important that you ensure that any hedging product appropriately and effectively hedges the exposure under your facility and that the requirements for any particular accounting treatment are satisfied. A misalignment of rates, methodologies or fallbacks may result in an inappropriate or ineffective hedge.

Furthermore, in the event of a restructuring or termination of any associated hedging product(s) you have with HSBC or another hedging provider, a payment may be due from you to HSBC or that hedging provider. Such payment may be significant.

It is not certain that hedging products based on forward looking RFRs will be widely available.
The US Financial Stability Oversight Council (FSOC) 2022 Annual Report "strongly encourages market participants to limit the usage of Term SOFR in derivatives and most other cash markets."
Therefore, HSBC reserves the right to offer Term SOFR for derivatives only in a limited number of scenarios, based on criteria that HSBC determines are relevant. Term SOFR is only available for vanilla interest rates swaps hedging Term SOFR cash products in a limited number of HSBC entities.
The lack of liquidity in the Term SOFR market will impact the price of a derivative based on Term SOFR.

What should you do if you have any questions?
We strongly recommend you seek guidance from your usual professional advisers if you have any questions.

Further information is available on our client websites:
Commercial Banking *<u>www.business.hsbc.com/ibor</u>*
Global Banking *<u>www.gbm.hsbc.com/ibor</u>*